Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and the related Prospectus of AEGON N.V. and AEGON Funding Company LLC for the registration of an indeterminate number of common shares, debt securities, warrants, guarantees, purchase contracts and units and to the incorporation by reference therein of our reports dated March 25, 2008, with respect to the consolidated financial statements and schedules of AEGON N.V., and the effectiveness of internal control over financial reporting of AEGON N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Accountants

The Hague, the Netherlands
May 8, 2008